SIXTH AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America (the “Company”), an Arizona stock life insurance company, PIMCO Variable Insurance Trust (the “Fund”), a Delaware business trust and PIMCO Investments LLC (the “Underwriter”), a Delaware limited liability company, entered into a certain participation agreement dated December 1, 2001, as amended (the “Participation Agreement”). This Sixth Amendment (the “Amendment”) to the Participation Agreement is entered into as of January 1, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, the name of the Company changed from MONY Life Insurance Company of America to Equitable Financial Life Insurance Company of America;

WHEREAS, the Company wishes to add a new Separate Account to Schedule A of the Agreement. Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to amend the Participation Agreement as follows:

1. Schedule	A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2. Except	as set forth above, the Participation Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

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The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:
Print	Kenneth Kozlowski
Title:	Senior Vice President
Date:	12/21/2020 | 10:23 AM EST

The Fund:
PIMCO Variable Insurance Trust
By:
Print Name:	Eric Johnson
Title:	President
Date:	December 22, 2020

The Underwriter:
PIMCO Investments LLC
By
Print Name:	Robert Young
Title:	Authorized Signatory
Date:	December 22, 2020

SCHEDULE A

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable America Variable Account L	All Contracts

Equitable America Variable Account A	All Contracts

Equitable America Variable Account P	All Contracts

Equitable America Variable Account K	All Contracts

Equitable America Variable Account 70A	All Contracts

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